CONTRACT ASSIGNMENT

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by the parties hereto, Identica Corp. (hereinafter “Assignor”) assigns, sells, conveys, and transfers all of Assignor’s interest to Identica Holdings Corporation (hereinafter “Assignee”) in the contract(s) described as follows:

1a.	Distribution Agreement and addendums and extensions by and between Identica Corp. and Techsphere Co. Ltd , dated April 30, 2005;

1.b	Shareholders Agreement by and between the Shareholders of Identica Corp. and Identica Corp., dated August 10, 2005,

1.c	Consulting Services Agreement by and between Faward Holdings Ltd and Identica Corp., dated May 1, 2005

1.d	Consulting Services Agreement by and between 1462869 Ontario Inc. and Identica Corp., dated May 1, 2005

1.e	Consulting Services Agreement by and between David Clayden and Identica Corp., dated May 1, 2005

1.f	Consulting Services Agreement by and between SDS-Sonsitar Data Services Inc. and Identica Corp., dated May 1, 2005

2.
Assignor agrees that all rights and obligations of Assignor arising under the above listed contract(s) or otherwise by law or by the existence of conditions precedent, which may or may not have occurred as of the date of this Assignment, are hereby included in this Assignment and Assignee hereby agrees to accept same as if Assignee was an original party to the aforesaid contract(s).

3.
Assignor represents and warrants that the interest of Assignor in the contract(s) subject to this Assignment is free of liens, claims or encumbrances of any kind by third parties, except the following:

4.
Assignee agrees to hold harmless and indemnify Assignor for such liens, claims or encumbrances of any kind to which the above listed contracts are subject and which have disclosed and described by Assignor hereinabove.

5.	This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective affiliates, successors, assigns, heir and devisees and legal representatives.

6.
It is the intention of the parties that in the event a court of competent jurisdiction finds that any provision or portion of this Assignment is unenforceable for any reason, the balance and remainder of this Assignment shall remain effective and enforceable to the extent possible under the circumstances then existing.

7.
Assignor and Assignee agree that this Assignment shall be deemed governed by the laws of the State of Nevada and, further, each agrees to submit to the subject matter and personal jurisdiction of the courts of that state.

8.
This Assignment supercedes all prior and contemporaneous agreements and discussions of the parties hereto regarding the subject matter hereof and the contract(s) assigned hereby and, as written, constitutes the entire agreement of the parties.

AGREED, signed and made effective this the 18th day of November, 2005.
Identica Corp. /s/ Terry Wheeler

By: Terry Wheeler, President

Identica Holdings Corporation /s/ Edward Foster

By: Edward Foster, CEO